Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Senseonics Holdings, Inc. for the registration of common stock, preferred stock, debt securities, guarantees of debt securities, and warrants and to the incorporation by reference therein of our report dated March 5, 2021, with respect to the consolidated financial statements of Senseonics Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

November 9, 2021